July 2010 Preliminary Terms No. 443 Registration Statement No. 333-156423 Dated July 9, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index
Auto-Callable Securities offer the opportunity for investors to earn a relatively high annualized fixed redemption amount if the underlying index is at or above the initial index value on either of the specified determination dates. Investors must be willing to accept the risk of losing their entire principal and to forgo interest payments and potential returns greater than the specified fixed returns. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July , 2010
Original issue date:	July , 2010 (3 business days after the pricing date)
Maturity date:	January 12, 2012
Determination dates:	#1: April 7, 2011	Final: January 9, 2012
Early redemption payment:
If, on the first determination date, the underlying index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed on the third business day following that determination date for a cash payment of $1,170 per security.

Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the underlying index closing value on the final determination date is:
▪	Greater than or equal to the initial index value: $1,340 per security,
▪
Less than the initial index value but has decreased from the initial index value by an amount less than or equal to the downside threshold of 20% of the initial index value:
$1,000 stated principal amount, or

▪
Less than the initial index value and has decreased from the initial index value by an amount greater than the downside threshold of 20% of the initial index value:
$1,000 times the index performance factor
This amount will be less than $800 and could be zero. There is no minimum payment at maturity on the securities and you could lose your entire investment.

Downside threshold:	20%
Index performance factor:	final index value / initial index value
Initial index value:	The underlying index closing value on the pricing date
Final index value:	The underlying index closing value on the final determination date
CUSIP:	617482ML5
ISIN:	US617482ML58
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security	$1,000	$0.50	$999.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for auto-callable securities.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0809005

Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether the index closing value is above or below the initial index value on either of the determination dates (including the final determination date).

Diagram #1 – First Determination Date

Diagram #2 – Payout at Maturity if No Early Redemption Occurs

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

Investment Overview

The Auto-Callable Securities due January 12, 2012, Based on the Value of the Russell 2000® Index , which we refer to as the securities, are designed for investors who seek relatively high fixed positive returns if the Russell 2000® Index is at or above the initial index value on either of the two determination dates (including the final determination date). An early redemption will occur if the Russell 2000® Index is at or above the initial index value on the first determination date. If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the closing value of the Russell 2000® Index is greater than or equal to the initial index value, the securities will redeem for $1,340 per security (approximately 22.6667% annualized return). If the closing value of the underlying index on the final determination date is less than the initial index value but has decreased from the initial index value by an amount less than or equal to 20% of the initial index value, which we refer to as the downside threshold, the securities will redeem for the stated principal amount. If the final index value has decreased from the initial index value by more than the downside threshold, the securities will redeem for less than the stated principal amount by an amount proportionate to the decrease in the Russell 2000® Index on the final determination date from the initial index value, which means investors may lose all of their investment. Investors in the securities must be willing to accept the risk of loss of their entire principal and be willing to forgo interest payments and potential returns greater than the specified fixed returns.

Russell 2000® Index Overview

The Russell 2000® Index, which is calculated, maintained and published by Russell Investment Group, consists of 2,000 component stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market.

Underlying index information as of close on July 7, 2010:

Bloomberg Ticker Symbol:	RTY

Current Index Closing Value:	611.66

52 Weeks Ago:	484.25

52 Week High (on 4/23/10):	741.92

52 Week Low (on 7/9/09):	479.27

The following graph illustrates the historical closing values of the underlying index from January 1, 2005 through July 7, 2010. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying index cannot be taken as an indication of its future performance.

Historical Closing Values of the Russell 2000® Index January 1, 2005 through July 7, 2010

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the Russell 2000® Index has remained the same or increased at all from its initial value on any of the two determination dates.

Scenario 1
On the first determination date, the index closing value is greater than or equal to the initial index value. In this scenario, each security redeems for the early redemption payment of $1,170 per security. The positive return will be approximately a 22.6667% annualized return.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final index value is greater than or equal to the initial index value. In this scenario, the payment at maturity for each security provides investors with a fixed positive return of 34% of the stated principal amount (approximately 22.6667% annualized return). The securities may yield a greater return than would a direct investment in the Russell 2000® Index, but only if the Russell 2000® Index were to appreciate by less than 34% by the final determination date.

Scenario 3
(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the downside threshold of 20% of the initial index value. In this scenario, the payment at maturity for each security will be the $1,000 stated principal amount.

Scenario 4
(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value has decreased from the initial index value by an amount greater than the downside threshold of 20% of the initial index value. In this scenario, the payment at maturity for each security will be $1,000 times the index performance factor, which will result in a loss on your investment and could result in a loss of your entire investment.

Summary of Selected Key Risks (see page 10)

▪	100% of the stated principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited to the specified fixed returns.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The early redemption feature may limit the term of your investment to as short as 9 months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	Adjustments to the Russell 2000® Index by the underlying index publisher could adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

Fact Sheet
The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest and do not guarantee the return of any principal at maturity. The securities have the terms described below, as supplemented by the accompanying prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity. The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2010	July , 2010 (3 business days after the pricing date)	January 12, 2012, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Underlying index publisher:	Russell Investment Group
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Determination dates:	#1: April 7, 2011	Final: January 9, 2012
Early redemption payment:
If, on the first determination date, the underlying index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed on the third business day following that determination date for the cash payment of $1,170 per security.

Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the underlying index closing value on the final determination date is:
▪	Greater than or equal to the initial index value: $1,340 per security,
▪
Less than the initial index value but has decreased from the initial index value by an amount less than or equal to the downside threshold of 20% of the initial index value:
$1,000 stated principal amount, or

▪
Less than the initial index value and has decreased from the initial index value by an amount greater than the downside threshold of 20% of the initial index value:
$1,000 times the index performance factor
This amount will be less than $800 and could be zero. There is no minimum payment at maturity on the securities and you could lose your entire investment.

Downside threshold:	20%
Index performance factor:	final index value / initial index value
Initial index value:	The underlying index closing value on the pricing date
Final index value:	The underlying index closing value on the final determination date
Risk factors:	Please see “Risk Factors” on page 10.

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482ML5
ISIN:	US617482ML58
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for auto-callable securities, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or early redemption, and

▪
upon sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for auto-callable securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the stocks underlying the Russell 2000® Index, in futures and options contracts on the underlying index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the closing value of the Russell 2000® Index on the pricing date, and therefore could effectively increase the level at which the Russell 2000® Index must close on the determination dates before you would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging,

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for auto-callable securities.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.50 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for auto-callable securities.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus supplement for auto-callable securities and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical index closing values on each of the two determination dates.

The below examples are based on the following terms:

Hypothetical Initial Index Value:	600
Downside threshold:	20%
Early Redemption Payment in April 2011:	$1,170 per security
Payment at Maturity (if the Final Index Value is above the Initial Index Value):	$1,340 per security
Stated Principal Amount:	$1,000 per security

In Example 1, because the index closing value is greater than the initial index value on the first determination date, the securities are automatically redeemed as of that determination date. In each of Examples 2, 3 and 4, the index closing value on the first determination date is less than the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 1
	Hypothetical Index Closing Value	Payout
#1	700	$1,170
Total Payout	$1,170 in April 2011

Determination Date	Example 2		Example 3		Example 4
	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout
#1	575	—	575	—	575	—
Final determination date	900	$1,340	570	$1,000	420	$700
Total Payout	$1,340 at maturity	$1,000 at maturity	$700 at maturity

▪
In Example 2, on the final determination date, the index closing value has increased 50% above the initial index value to 900, and the payment at maturity equals $1,340 per security, representing a 34% return on your investment. The return on your investment would be less than the 50% return you would receive on a comparable investment linked to the simple return of the index.

▪
In Example 3, on the final determination date, the index closing value has decreased 5% below the initial index value to 570. However, because the final index value has decreased by an amount less than the downside threshold of 20%, the payment at maturity equals the $1,000 stated principal amount.

▪
In Example 4, on the final determination date, the index closing value has decreased to 420, which is 30% below the initial index value. Because the final index value has decreased by more than the downside threshold of 20%, the payment at maturity equals the $1,000 stated principal amount times an index performance factor of 0.7, which results in a payment at maturity of $700 per security, representing a loss of 30% of the stated principal amount.

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for auto-callable securities and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
Securities do not pay interest nor guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the closing value of the underlying index on the final determination date. If the final index value decreases from the initial index value by an amount greater than the downside threshold of 20%, the payment at maturity will be less than $800 per security and may be zero.

▪
Appreciation potential is limited. The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the fixed payment of $1,340 (approximately 22.6667% annualized return) regardless of any larger appreciation in the index. If the securities are redeemed, you may not be able to reinvest at comparable terms or returns. In addition, the early redemption feature may limit the term of your investment to as short as 9 months.

▪
Market price influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Russell 2000® Index—Historical Information” on page 13. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the level at which the underlying index must close on the determination dates before an investor receives a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the determination dates and, accordingly, whether we redeem the securities prior to maturity and the amount of cash an investor will receive at maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you receive at maturity, if any. Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for auto-callable securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Because a security provides for the return of principal except where the value of the underlying index declines by more than the downside threshold, the risk that it would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals)

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Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2010	Page 12

Auto-Callable Securities due January 12, 2012
Based on the Value of the Russell 2000® Index

Information about the Underlying Index

The Russell 2000® Index. The Russell 2000® Index, which is calculated, maintained and published by Russell Investment Group, consists of 2,000 component stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index is described in “Annex A—Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index” in the accompanying prospectus supplement for auto-callable securities.

License Agreement between Russell Investment Group and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index—License Agreement between Russell Investment Group and Morgan Stanley” in the accompanying prospectus supplement for auto-callable securities.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2005 through July 7, 2010. The closing value of the underlying index on July 7, 2010 was 611.66. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance. No assurance can be given as to the level of the underlying index on any determination date.

Russell 2000® Index	High	Low	Period End
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter (through July 7, 2010)	611.66	590.03	611.66

July 2010	Page 13